Hologic Announces Second Quarter Fiscal 2012 Operating Results

Year-over-Year Revenue Growth in All Four Operating Segments; Revenues and Performance in-line with Guidance

BEDFORD, Mass, April 30, 2012 /PRNewswire/ -- Hologic, Inc. (Hologic or the Company) (Nasdaq: HOLX), a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, today announced its results for the second fiscal quarter ended March 24, 2012.

Highlights:

  Revenues of $471.2 million resulting from year-over-year growth in all four operating segments.
  Net loss of $40.3 million, or $0.15 per diluted share, calculated in accordance with U.S. generally accepted accounting principles (GAAP).
  Non-GAAP adjusted net income of $86.8 million, or $0.33 per diluted share, and adjusted EBITDA (non-GAAP adjusted earnings before interest, taxes, depreciation and amortization) of $157.4 million. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.
  Exchange transaction to retire $500 million, 2.00% Convertible Senior Notes due 2037, extending the earliest put date for the exchanged notes by approximately four years to March 2018.
  Several new product clearances, launches and milestones achieved in the U.S. and internationally.
  Decision to discontinue sales of the Adiana permanent contraception system.
  Hologic to acquire Gen-Probe for $82.75 per share in cash.

Second quarter fiscal 2012 operating results overview:

Second quarter fiscal 2012 revenues totaled $471.2 million, an increase of 7.4% compared to revenues of $438.7 million in the second quarter of fiscal 2011. This increase resulted from growth in revenues in all four of our operating segments, primarily from: (i) growth in Breast Health revenues of $12.8 million, or 6.2%, driven by a $7.9 million, or 5.7%, increase in product revenues and a $4.9 million, or 7.1%, increase in service revenues; (ii) an increase in Diagnostics revenues of $13.6 million, or 9.8%, primarily due to growth in ThinPrep revenues from the acquisition of TCT International Co., Ltd. (TCT) in Beijing, China on June 1, 2011 and growth in sales of our molecular diagnostics product lines; (iii) an increase in GYN Surgical revenues of $5.7 million, or 8.0%, related to contributions from the MyoSure hysteroscopic tissue removal (MyoSure) system, partially offset by decreases in NovaSure endometrial ablation (NovaSure) and Adiana permanent contraception (Adiana) system sales; and (iv) an increase in Skeletal Health revenues of $0.5 million, or 2.0%, due to an increase in bone densitometry product sales, partially offset by a decline in Mini C-Arm product sales.

For the second quarter of fiscal 2012, Hologic reported a net loss of $40.3 million, or $0.15 per diluted share, compared with net income of $82.4 million, or $0.31 per diluted share, in the second quarter of fiscal 2011.

The Company's non-GAAP adjusted net income increased 10.1% to $86.8 million, or $0.33 per diluted share, in the second quarter of fiscal 2012 compared to $78.9 million, or $0.30 per diluted share, in the prior year. The Company's fiscal 2012 and 2011 second quarter non-GAAP adjusted net income primarily excludes: (i) a non-cash charge of $61.0 million and $59.0 million, respectively, attributable to the amortization of intangible assets; (ii) a non-cash interest expense charge of $17.9 million and $17.8 million, respectively, related to the Convertible Notes; (iii) a net charge of $61.3 million and credit of $4.2 million, respectively, for contingent consideration related to recent acquisitions; and (iv) $1.7 million and $2.6 million, respectively, of acquisition-related costs and other charges. The Company's fiscal 2012 second quarter non-GAAP adjusted net income also excludes: (i) a $42.3 million non-cash loss on the exchange of Convertible Notes; (ii) an $18.3 million charge related to the write off of certain assets and charges as a result of the Company's decision to cease commercialization of the Adiana product; and (iii) a gain of $12.4 million resulting from a scheduled milestone payment received from KV Pharmaceuticals (KV). The Company's fiscal 2011 second quarter non-GAAP adjusted net income also excludes a net gain of $84.5 million from the sale of intellectual property to KV.

For the six months ended March 24, 2012, revenues totaled $943.9 million, an increase of 8.3% compared to revenues of $871.2 million in the six months ended March 26, 2011. The increase was primarily attributable to: (i) growth in Breast Health revenues of $32.8 million, or 8.2%, driven by a $22.0 million, or 8.2%, increase in product revenues and a $10.8 million, or 8.0%, increase in service revenues; (ii) an increase in Diagnostics revenues of $28.6 million, or 10.3%, primarily due to growth in ThinPrep revenues from the acquisition of TCT and, to a lesser extent, the growth in sales of our molecular diagnostics product lines; (iii) an increase in GYN Surgical revenues of $8.6 million, or 5.8%, related to contributions from the MyoSure system, partially offset by a decrease in NovaSure and Adiana system sales; and (iv) an increase in Skeletal Health revenues of $2.8 million, or 6.1%, primarily due to an increase in bone densitometry sales.

For the six months ended March 24, 2012, Hologic reported a net loss of $19.5 million, or $0.07 per diluted share, compared with net income of $93.4 million, or $0.35 per diluted share, in the six months ended March 26, 2011. The Company's non-GAAP adjusted net income increased 11.4% to $176.9 million, or $0.67 per diluted share, in the six months ended March 24, 2012 compared to $158.7 million, or $0.60 per diluted share, for the same period in the prior year. The Company's non-GAAP adjusted net income for the first six months of fiscal 2012 and 2011 primarily excludes: (i) a non-cash charge of $122.0 million and $115.6 million, respectively, attributable to the amortization of intangible assets; (ii) a non-cash interest expense charge of $36.9 million and $36.2 million, respectively, related to the Convertible Notes; (iii) a net charge of $76.9 million and credit of $3.1 million, respectively, for contingent consideration related to recent acquisitions; (iv) a $42.3 million and $29.9 million, respectively, non-cash loss on the exchange of Convertible Notes; and (v) $2.7 million and $5.0 million, respectively, of acquisition-related costs and other charges. The Company's fiscal 2012 second quarter non-GAAP adjusted net income also excludes an $18.3 million charge related to the write off of certain assets and charges as a result of the Company's decision to cease commercialization of the Adiana product and a gain of $12.4 million related to the scheduled milestone payment received from KV. The Company's non-GAAP adjusted net income for the first six months of fiscal 2011 also primarily excludes a net gain on sale of intellectual property of $84.5 million.

Non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share (non-GAAP adjusted EPS), and adjusted EBITDA are non-GAAP financial measures. The Company's definitions of these non-GAAP financial measures, and the reconciliations of these measures to the Company's comparable GAAP financial measures for the periods presented, are set forth in the supplemental information attached to this press release. When analyzing the Company's operating performance, investors should not consider these non-GAAP measures as a substitute for the comparable financial measures prepared in accordance with GAAP.

"We are once again very pleased we experienced year-over-year revenue growth in all four of our business segments and our operating results were in-line with expectations, given the second quarter is historically our slowest as a result of resetting deductibles and the timing of orders for capital equipment," said Rob Cascella, President and Chief Executive Officer. "We continue to be extremely excited about the increasing adoption of our 3D breast tomosynthesis as the standard of care in breast imaging. Our breast biopsy line of products continues to grow and take market share, as does our MyoSure product, which is exceeding our expectations. Although a typically difficult quarter for Diagnostics, we continue to be very pleased with growth internationally in this segment. We also continue to execute on our strategy to deliver new, innovative best-in-class technologies to both new and emerging markets and a number of product approvals and clearances are marking the way for our global expansion. Through our recent acquisitions, core product growth and ongoing product development, we remain well-positioned to demonstrate solid global growth."

Second quarter fiscal 2012 revenue overview by segment (as compared to second quarter fiscal 2011):

  Breast Health revenues, which include the Company's mammography, breast biopsy, Magnetic Resonance Imaging (MRI) coils and MammoSite product lines, increased to $218.6 million in the current quarter compared to $205.9 million in the prior year, an increase of 6.2%. Product revenue growth was driven primarily by a combination of: (i) the continued shift in sales from Selenia to Dimensions systems and, to a lesser extent, an increase in the total number of digital mammography systems sold; and (ii) growth in sales of the Company's breast biopsy products, led by the Eviva biopsy system. The Company also realized a $4.9 million, or 7.1%, increase in service revenue related to its increased installed base of digital mammography systems.
  Diagnostics revenues, which include the Company's ThinPrep products, Rapid Fetal Fibronectin test, Cervista HPV tests, and other molecular diagnostics products, totaled $151.8 million in the current quarter compared to $138.2 million in the prior year, an increase of 9.8%. Sales growth was driven primarily by a combination of higher ThinPrep revenues (from both the addition of TCT and other international sales) and growth in sales of molecular diagnostics products. Incremental ThinPrep revenues from the TCT acquisition were approximately $8.2 million during the current period, as compared to $7.3 million and $7.9 million in the first fiscal quarter of 2012 and the fourth quarter of fiscal 2011, respectively (incremental revenues represent the total third party price less the original price previously charged to TCT).
  GYN Surgical revenues, which include the Company's NovaSure, MyoSure and Adiana systems, totaled $77.2 million in the current quarter compared to $71.5 million in the prior year, an increase of 8.0%. Sales growth was driven by an increase in sales of the MyoSure system, partially offset by lower NovaSure system sales and, to a lesser extent, Adiana system sales.
  Skeletal Health revenues, which mainly include the Company's osteoporosis assessment and Mini C-Arm product lines, totaled $23.5 million in the current quarter compared to $23.1 million in the prior year, an increase of 2.0%. This increase was the result of an increase in bone densitometry sales, partially offset by a decline in Mini C-Arm product sales.

Hologic to Acquire Gen-Probe:

Today, Hologic and Gen-Probe (NASDAQ: GPRO) announced that they have entered into a definitive agreement pursuant to which Hologic will acquire Gen-Probe for $82.75 per share in cash, or a total of approximately $3.7 billion. Please refer to a joint press release issued by the parties today for additional details regarding the transaction.

Exchange of Convertible Senior Notes:

On February 29, 2012, the Company entered into separate, privately-negotiated exchange agreements under which it retired $500 million in aggregate principal of the Company's outstanding 2.00% Convertible Senior Notes due 2037 ("2007 Notes") in exchange for the issuance of $500 million in aggregate principal of new 2.00% Convertible Senior Notes due 2042 ("2012 Notes"). In doing so, the first date on which holders of the 2012 Notes may require the Company to purchase the notes outstanding was extended approximately four years from December 2013 to March 2018 in order to provide the Company with additional flexibility relative to its future liquidity needs. In return, the holders of the 2012 Notes received a lower conversion price. Following these transactions, approximately $775 million in aggregate principal amount of the 2007 Notes remains outstanding, with an aggregate principal balance of total Company convertible senior notes outstanding remaining at $1.725 billion.

New Products:

510k clearance of the premarket application for the Aquilex Fluid Control (Aquilex) system

On February 6, 2012, the Company received 510k clearance for its premarket application for the Aquilex fluid control system and has subsequently started to commercialize Aquilex in the U.S through its GYN Surgical sales force. The Company's Aquilex system for hysteroscopy is designed to reduce procedure and anesthesia time while providing high quality visualization to the surgeon.

Product Commercializations

The Company began to commercialize its C-View synthesized 2D image reconstruction algorithm (C-View) in Europe during the second quarter of fiscal 2012 following the product's CE Marking in November 2011. C-View software provides an alternative by eliminating the need for a conventional 2D mammogram as a component of a 3D mammography exam. For users of Hologic's 2D plus 3D tomosynthesis breast cancer screening system, C-View software creates a 2D image from a single tomosynthesis scan and is approved for sale throughout the European Economic Area and in other countries recognizing the CE Mark.

The Company began to commercialize its Serenity digital mammography system during the second quarter of fiscal 2012 following the product's SFDA approval by China's regulatory body in December 2011. The Serenity system is a lower cost digital mammography system better suited for certain segments of the Chinese market. This new system incorporates Hologic's selenium detector into the updated platform of the Healthcome analog system.

The Company began full commercial launch in China of its Cervista HPV HR test during the second quarter of fiscal 2012 following the product's SFDA approval in September 2011. Hologic's HPV HR test utilizes Hologic's proprietary Invader technology to detect 14 high risk types of HPV that are associated with cervical cancer and precancerous lesions.

Multiple International Product Approvals

During the second quarter of fiscal 2012, the Company received international approvals for several of its Diagnostics and GYN Surgical products. Such product approvals include: various ThinPrep instrumentation in China and Russia and the ThinPrep pap test in Russia; the Cervista HPV HR test in Japan; the Aquilex fluid management system in the European Union; and the MyoSure and Aquilex systems in Australia and New Zealand.

Honors and Milestones:

Hologic's Dimensions 3D tomosynthesis system was ranked #1 and its Dimensions 2D system was ranked #2 in overall performance in the new KLAS Women's Imaging 2012: "Tomosynthesis Makes a Splash" report. The Dimensions tomosynthesis system scored highest or tied for highest in 24 of 25 performance measures evaluated. The report is based on in-depth interviews with users of the major systems in use in the U.S. mammography market.

During the second quarter of fiscal 2012, the Company shipped its 500 millionth ThinPrep pap test since its launch in 1996. Hologic was the first to develop a liquid-based pap test, which replaced the traditional pap smear, and has since enjoyed majority share in the U.S. market. The Company's success in the U.S. has allowed it to quickly expand globally in areas such as Canada, Europe, Australia, Asia, Latin America, the Middle East and Africa.

Decision to Discontinue Sales of the Adiana System:

In March, after determining the product was not financially viable and would not become so in the foreseeable future, the Company decided to discontinue the manufacturing, sales and marketing of its Adiana system and to focus its resources on the continued growth and success of its core products. Hologic has resolved ongoing litigation with Conceptus concerning patent infringement claims. In conjunction with this settlement, the parties have agreed that in exchange for Conceptus agreeing to forgo the $18.8 millon jury award, Hologic would agree to a permanent injunction against the manufacture, sale and distribution of the Adiana product. Hologic has also granted Conceptus a license to Hologic's intellectual property related to its Adiana product. Hologic expects to complete the wind down of its Adiana business over the next six weeks. The parties have also agreed to dismiss the false patent marking case between them.

Financial Guidance:

The Company's guidance reflects its current core products, including revenues from its approved/cleared products and its recently acquired businesses, but does not reflect any revenue or earnings from pending or future acquisitions.

Third Quarter Fiscal 2012 (Quarter ending June 23, 2012):

  The Company expects third quarter fiscal 2012 revenues of $475 million to $480 million. This primarily reflects an increase in revenues related to its fiscal 2011 acquisitions, the ramp-up of new products including the Dimensions and MyoSure systems, and an overall strengthening in each of the Company's operating segments, partially offset by a reduction in revenues related to the Adiana product. Year-over-year, this represents an expected increase in revenues of 5% to 6% over third quarter fiscal 2011 revenues of $451.1 million.
  The Company expects non-GAAP adjusted EPS to be approximately $0.34.

Fiscal 2012 (Year ending September 29, 2012):

  The Company is reaffirming fiscal 2012 revenue guidance of $1.9 billion to $1.925 billion. Year-over-year, this represents an expected increase in revenues of 6% to 8% over fiscal 2011 revenues of $1.79 billion. This primarily reflects an increase in revenues related to the Company's fiscal 2011 acquisitions and, to a lesser extent, increases in the Breast Health, GYN Surgical and Diagnostics segments and also takes into account a reduction in revenues related to the Adiana product.
  The Company is reaffirming non-GAAP adjusted EPS guidance of approximately $1.36 to $1.38.

Estimates of certain non-GAAP adjustments the Company anticipates will be reflected in its non-GAAP fiscal 2012 third quarter and fiscal 2012 year financial performance are included as an attachment to this press release.

Hologic may not generate expected revenues and may incur expenses or charges or realize income or gains in fiscal 2012 that could cause actual results to vary from the guidance above. In addition, the Company is continuing to monitor the effects of the U.S., European and general worldwide economic and regulatory conditions and related uncertainties, including the implementation of healthcare cost containment measures and healthcare reform legislation, as well as foreign currency fluctuations, which, along with other uncertainties facing the Company's business including those referenced elsewhere herein and its filings with the Securities and Exchange Commission, could adversely affect anticipated results.

Conference Call and Webcast:

Hologic and Gen-Probe management will host a conference call at 8:15 a.m. (Eastern) to discuss today's announcement, Hologic's second fiscal quarter of 2012 results and Gen-Probe's first quarter 2012 results. Interested participants may listen to the call by dialing 877-856-1962 (for callers within the U.S.) or 719-325-4863 (for international callers) and referencing code 4975261 approximately 15 minutes prior to the call. The webcast and accompanying slides can be accessed at www.hologic.com or www.gen-probe.com.

A replay of the call will be available through May 18, 2012 at 888-203-1112 (for callers within the U.S.) or 719-457-0820 (for international callers), access code 4975261, and at www.hologic.com or www.gen-probe.com.

Supporting materials for the conference call, including a presentation, will be available on the Investor Relations sections of Hologic's and Gen-Probe's websites at http://investors.hologic.com and www.gen-probe.com, respectively.

Hologic's second quarter earnings conference call, originally scheduled for tonight, is canceled.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic's core business units are focused on breast health, diagnostics, GYN surgical and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, breast Magnetic Resonance Imaging, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia and uterine fibroids, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including HPV and reagents for a variety of DNA and RNA analysis applications.

Hologic, Adiana, Aquilex, C-View, Cervista, Dimensions, Eviva, Healthcome, Invader, MammoSite, MyoSure, NovaSure, Rapid fFN, Selenia, Serenity, TCT and ThinPrep and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company's plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: economic and market trends; financial or other information included herein based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company's business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: U.S., European and general worldwide economic conditions and related uncertainties; the Company's reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties regarding the availability or amount of reimbursement for new products or product enhancements; uncertainties regarding the recently enacted or future healthcare reform legislation, including associated tax provisions, or budget reduction or other cost containment efforts; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company's products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; manufacturing risks, including the Company's reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company's ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company's products; risks associated with acquisitions, including without limitation, the Company's ability to successfully integrate acquired businesses, the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated, the risks that acquisitions may involve unexpected costs or unexpected liabilities, and the enhanced risks and challenges associated with the Company's recent acquisitions in China; the risk of adverse events and product liability claims; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by the Company obsolete; competition; the risks of conducting business internationally, including the effect of exchange rate fluctuations on those operations; financing risks, including the Company's obligation to meet payment obligations and financial covenants under the Company's leases; and the Company's ability to attract and retain qualified personnel.

Neither the guidance in this press release nor any other forward looking statement included herein reflects any anticipated effects resulting from or arising out of the Company's negotiation, execution or the performance of its obligations under that agreement, or the anticipated consummation of the acquisition of Gen-Probe, including without limitation with respect to the Company's liquidity and capital resources, results of operations, business or operations.

The risks and uncertainties included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 24, 2012	September 24, 2011
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 855,097	$ 712,869
Accounts receivable, net	326,290	318,712
Inventories	234,372	230,544
Deferred income tax assets	34,333	39,607
Prepaid expenses and other current assets	40,939	41,168
Total current assets	1,491,031	1,342,900

Property and equipment, net	232,023	238,666
Intangible assets, net	1,977,346	2,090,807
Goodwill	2,297,451	2,290,330
Other assets	50,405	46,077
	$ 6,048,256	$ 6,008,780

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 65,843	$ 63,467
Accrued expenses	404,368	325,327
Deferred revenue	123,611	120,656
Total current liabilities	593,822	509,450

Convertible notes (principal of $1,725,000)	1,527,027	1,488,580
Deferred income tax liabilities	871,606	957,426
Deferred service obligations- long term	12,128	9,467
Other long-term liabilities	64,190	106,962

Total stockholders' equity	2,979,483	2,936,895
	$ 6,048,256	$ 6,008,780

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 24, 2012	March 26, 2011

REVENUES
Product sales	$ 388,085	$ 360,952
Service and other revenues	83,080	77,699
	471,165	438,651

COSTS AND EXPENSES (1):
Cost of product sales	154,423	131,697
Cost of product sales – amortization of intangible assets	44,341	44,489
Cost of service and other revenues	46,291	41,778
Research and development	29,297	29,935
Selling and marketing	78,539	70,727
General and administrative	41,403	38,803
Amortization of intangible assets	16,629	14,552
Contingent consideration	61,309	(4,216)
Gain on sale of intellectual property, net	(12,424)	(84,502)
Other charges	1,223	-
	461,031	283,263

Income from operations	10,134	155,388
Interest expense	(28,512)	(28,185)
Other income, net	2,117	1,624
Loss on extinguishment of debt	(42,347)	-

(Loss) income before provision for income taxes	(58,608)	128,827
(Benefit) provision for income taxes	(18,335)	46,382

Net (loss) income	$ (40,273)	$ 82,445

Net (loss) income per share:
Basic	$ (0.15)	$ 0.32
Diluted	$ (0.15)	$ 0.31

Weighted average number of shares outstanding:
Basic	263,900	260,825
Diluted	263,900	264,030

EXPLANATORY NOTE:

(1) Stock-based compensation included in costs and expenses during the three months ended March 24, 2012 was $1,275 for cost of revenues, $1,277 for research and development, $1,844 for selling and marketing and $4,553 for general and administrative. Stock-based compensation included in costs and expenses during the three months ended March 26, 2011 was $1,138 for cost of revenues, $1,316 for research and development, $1,489 for selling and marketing and $4,825 for general and administrative.

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Six Months Ended
	March 24, 2012	March 26, 2011

REVENUES
Product sales	$ 780,181	$ 719,555
Service and other revenues	163,695	151,667
	943,876	871,222

COSTS AND EXPENSES (1):
Cost of product sales	286,367	256,722
Cost of product sales – amortization of intangible assets	90,512	86,601
Cost of service and other revenues	91,517	82,478
Research and development	57,639	58,492
Selling and marketing	155,999	138,638
General and administrative	87,898	79,307
Amortization of intangible assets	31,471	29,048
Contingent consideration	76,872	(3,120)
Gain on sale of intellectual property, net	(12,424)	(84,502)
Other charges	1,132	450
	866,983	644,114

Income from operations	76,893	227,108
Interest expense	(58,021)	(57,094)
Other income, net	4,771	1,233
Loss on extinguishment of debt	(42,347)	(29,891)

(Loss) income before provision for income taxes	(18,704)	141,356
Provision for income taxes	757	47,971

Net (loss) income	$ (19,461)	$ 93,385

Net (loss) income per share:
Basic	$ (0.07)	$ 0.36
Diluted	$ (0.07)	$ 0.35

Weighted average number of shares outstanding:
Basic	263,309	260,224
Diluted	263,309	263,588

EXPLANATORY NOTE:

(1) Stock-based compensation included in costs and expenses during the six months ended March 24, 2012 was $2,382 for cost of revenues, $2,478 for research and development, $3,394 for selling and marketing and $9,352 for general and administrative. Stock-based compensation included in costs and expenses during the six months ended March 26, 2011 was $2,541 for cost of revenues, $2,552 for research and development, $3,144 for selling and marketing and $11,229 for general and administrative.

HOLOGIC, INC.
RECONCILIATION OF GAAP EPS AND NET (LOSS) INCOME TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Three Months Ended
	March 24, 2012		March 26, 2011

(LOSS) EARNINGS PER SHARE
GAAP (loss) earnings per share- Diluted	$ (0.15)		$ 0.31
Adjustments to net (loss) income (as detailed below)	0.48		(0.01)
Non-GAAP adjusted earnings per share- Diluted	$ 0.33	(1)	$ 0.30	(1)

NET (LOSS) INCOME
GAAP net (loss) income	$ (40,273)		$ 82,445
Adjustments:
Amortization of intangible assets	60,970		59,041
Non-cash interest expense relating to convertible notes	17,946		17,750
Non-cash loss on convertible notes exchange	42,347		-
Contingent consideration	61,309		(4,216)
Adiana closure charges	18,284		-
Gain on sale of intellectual property, net	(12,424)		(84,502)
Acquisition-related costs and other charges, net	1,704		2,596
Income tax effect of reconciling items	(63,055)	(2)	5,753	(2)
Non-GAAP adjusted net income	$ 86,808		$ 78,867

EBITDA
Non-GAAP adjusted net income	$ 86,808		$ 78,867
Interest expense, net, not adjusted above	9,805		9,975
Provision for income taxes	44,720		40,629
Depreciation expense	16,071		16,694
Adjusted EBITDA	$ 157,404		$ 146,165

EXPLANATORY NOTES:

(1) Non-GAAP adjusted earnings per share was calculated based on 266,823 and 264,030 weighted average diluted shares outstanding for the three months ended March 24, 2012 and March 26, 2011, respectively.

(2) To reflect an estimated annual effective tax rate of 34% on a non-GAAP basis.

HOLOGIC, INC.
RECONCILIATION OF GAAP EPS AND NET (LOSS) INCOME TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Six Months Ended
	March 24, 2012		March 26, 2011

(LOSS) EARNINGS PER SHARE
GAAP (loss) earnings per share- Diluted	$ (0.07)		$ 0.35
Adjustments to net (loss) income (as detailed below)	0.74		0.25
Non-GAAP adjusted earnings per share- Diluted	$ 0.67	(1)	$ 0.60	(1)

NET (LOSS) INCOME
GAAP net income	$ (19,461)		$ 93,385
Adjustments:
Amortization of intangible assets	121,983		115,649
Non-cash interest expense relating to convertible notes	36,899		36,209
Non-cash loss on convertible notes exchange	42,347		29,891
Contingent consideration	76,872		(3,120)
Adiana closure charges	18,284		-
Gain on sale of intellectual property, net	(12,424)		(84,502)
Acquisition-related costs and other charges, net	2,697		5,045
Income tax effect of reconciling items	(90,347)	(2)	(33,809)	(2)
Non-GAAP adjusted net income	$ 176,850		$ 158,748

EBITDA
Non-GAAP adjusted net income	$ 176,850		$ 158,748
Interest expense, net, not adjusted above	19,528		20,018
Provision for income taxes	91,104		81,780
Depreciation expense	32,181		33,556
Adjusted EBITDA	$ 319,663		$ 294,102

EXPLANATORY NOTES:

(1) Non-GAAP adjusted earnings per share was calculated based on 265,891 and 263,588 weighted average diluted shares outstanding for the six months ended March 24, 2012 and March 26, 2011, respectively.

(2) To reflect an estimated annual effective tax rate of 34% on a non-GAAP basis.

Future Non-GAAP Adjustments:

Future GAAP EPS may be affected by changes in ongoing assumptions and judgments relating to the Company's acquired businesses, and may also be affected by nonrecurring, unusual or unanticipated charges, expenses or gains, all of which are excluded in the calculation of non-GAAP adjusted EPS as described in this press release. It is therefore not practicable to reconcile non-GAAP adjusted EPS guidance to the most comparable GAAP measure. The Company's estimates of certain future non-GAAP adjustments, based upon current information, judgments and assumptions, are presented below for informational purposes. We cannot predict with certainty the nature or the amount of certain GAAP charges that may be excluded in the calculation of these non-GAAP financial measures and therefore such estimates are excluded from the list of future non-GAAP adjustments below.

	Three Months Ending			Year Ending
	June 23, 2012		Shares	September 29, 2012		Shares

(In thousands)
Certain Anticipated Non-GAAP Adjustments:
Cost of revenues - amortization of
intangible assets	$ 45,000			$ 180,000
Amortization of intangible assets	16,000			62,000
Non-cash interest expense relating to convertible notes	15,000			69,000
Contingent consideration	19,000			119,000
Non-cash loss on convertible notes exchange	-			42,300
Adiana closure costs	-			18,300
Gain on sale of intellectual property, net	-			(12,400)
Income tax effect of reconciling items	(32,300)	(1)		(162,600)	(1)
Total Anticipated Non-GAAP Adjustments	$ 62,700			$ 315,600
Diluted Weighted Average Shares Outstanding			268,000			267,000

EXPLANATORY NOTE:

(1) To reflect an annual effective tax rate of 34% on a non-GAAP basis.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: adjusted net income; adjusted EPS; and adjusted EBITDA. The Company defines its non-GAAP adjusted net income to exclude the non-cash amortization of intangible assets, other acquisition-related charges, such as charges for contingent consideration, transaction costs, and charges associated with the write-up of acquired inventory to fair value, non-cash interest expense related to amortization of the debt discount for convertible debt securities, divestiture and restructuring charges, non-cash loss on exchange of convertible notes, and one-time, nonrecurring, unusual or unanticipated charges, expenses or gains. As set forth in the applicable reconciliation tables above, non-GAAP adjusted net income and non-GAAP adjusted EPS for the periods presented typically exclude the following items from GAAP net (loss) income and EPS: (i) non-cash expenses associated with the Company's acquisitions, including amortization of intangible assets; (ii) non-cash interest expense resulting from the Company's accounting for convertible debt instruments with cash settlement features; (iii) loss on exchange of convertible notes; (iv) the increase in cost of revenues resulting from the write-up of acquired inventory sold during the applicable period; (v) acquisition transaction costs and charges; (vi) litigation settlement charges (benefits); and (vii) divestiture and restructuring charges. The Company's non-GAAP adjusted EBITDA excludes from its GAAP net (loss) income: (i) the items excluded in its calculation of non-GAAP adjusted net income; (ii) interest expense, net, not otherwise excluded in calculating its non-GAAP adjusted net income; (iii) provision for income taxes; and (iv) depreciation expense.

The Company believes the use of non-GAAP adjusted net income and non-GAAP adjusted EPS are useful to investors in comparing the results of operations in fiscal 2012 to the comparable period in fiscal 2011 by eliminating certain of the more significant effects of its acquisitions and related activities, non-cash charges resulting from changes in GAAP, and litigation settlement, divestiture and restructuring. These measures also reflect how the Company manages the business internally. In addition to the adjustments set forth in the calculation of the Company's non-GAAP adjusted net income, its non-GAAP adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP adjusted net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company's business. When analyzing the Company's operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income or EPS prepared in accordance with GAAP.

Contact:	Deborah R. Gordon
Vice President, Investor Relations
Hologic, Inc.
(781) 999-7716